Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (File No. 333-254878), and on Form S-8 (File No. 333-127700, File No. 333-156306, File No. 333-168780, File No. 333-210693, File No. 333-217190, File No. 333-231105, and File No. 333-259135) of our reports dated May 2, 2022, with respect to the consolidated financial statements of The9 Limited (the “Group”) (with report expressed an unqualified opinion), and the effectiveness of internal control over financial reporting of the Group (which report expressed an adverse opinion) appearing in this Annual Report on Form 20-F of the Group for the year ended December 31, 2021.

/s/ RBSM LLP

New York, NY

May 2, 2022